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                                                            Exhibit 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated July 24, 1996 (except with respect to the matter discussed in Note 11, as to which the date is November 1, 1996) on the combined financial statements of Clinical Health Systems-Washington, Inc., Clinical Health Systems - Northwest, Inc., and the Care for Life Division of Health Service Pharmacy, Inc. (the "Company") as of December 31, 1995 included in this form 8-K/A-1 dated November 1, 1996 of NCS Healthcare, Inc. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.


                                                /s/  Arthur Andersen LLP

Washington, DC
January 28, 1997